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The Lincoln National Life Insurance Company
(the “Company”)
A Stock Company
Home Office Location:  [Fort Wayne, Indiana]
Administrator Mailing Address:  The Lincoln National Life Insurance Company
[100 North Greene Street
P.O. Box 21008
Greensboro, NC 27420-1008]
The Lincoln National Life Insurance Company agrees to: (a) pay the Death Benefit Proceeds to the Beneficiary after receipt of Due Proof of Death that the Insured’s death occurred while this Policy is In Force; and (b) to provide the other rights and benefits according to the terms of this Policy.
Please Read this Policy Carefully
This is a legal contract between you and us.  The application for coverage is accepted and this Policy is issued and accepted subject to the terms set forth on the following pages, which are made a part of this Policy. In consideration of the application and the payment of premiums as provided, this Policy is executed by us as of the Policy Date at the Administrator Mailing Address shown above.  Pay particular attention to the Policy Specifications as they are specific to you and may contain important terms and conditions.
Right to Examine this Policy
You may return this Policy for any reason to the insurance agent through whom it was purchased, to any other insurance agent of the Company or to us at the Administrator Mailing Address listed above within [ten (10)] days after its receipt ([thirty (30)] days after its receipt if this Policy is issued in replacement of other insurance).  During this period (the "Right to Examine Period"), any Net Premium Payment received by us will be placed in the [money market Sub-Account] as designated by us.  If returned, this Policy will be considered void from the Policy Date and we will refund, as of the date the returned Policy is received by us, the greater of total premium paid less Debt and partial surrenders or the Accumulation Value less Debt plus any charges and fees taken under the Policy’s terms.  If this Policy is not returned, the premium payment will be processed as directed by you after the "Right to Examine Period" expires.
ANY BENEFITS, INCLUDING DEATH BENEFITS, AND VALUES PROVIDED BY THIS POLICY MAY INCREASE OR DECREASE DAILY DEPENDING ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
The Death Benefit Proceeds on the Policy Date will be at least equal to the Initial Specified Amount of this Policy if there are no outstanding loans. Thereafter, the Death Benefit Proceeds may vary under the conditions described in the “Insurance Coverage and Death Benefit Provisions” of this Policy.
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[President] [Secretary]
Insured:	[INSURED NAME]
Policy Number:	[SPECIMEN]
INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY WITH OPTIONAL INDEXED FEATURES
Death Benefit Proceeds are payable upon the Insured’s death while this Policy is In Force.  Investment results are reflected in Policy benefits.  The Surrender Value is payable upon surrender of this Policy.  Flexible premiums are payable to the earlier of the Insured’s Attained Age 121 or the Insured’s death. Planned Premium payments and additional Riders and/or benefits are shown in the Policy Specifications.  Accumulation Value allocated to the Indexed Account may be affected by an external Index; however, the Indexed Account does not directly participate in any stock or equity investment.  This Policy is non-participating; it is not eligible for dividends.
For information or assistance regarding this Policy call: [800-487-1485]

Table of Contents
Provision Page*
Summary of Policy Features2a
Individual Flexible Premium Variable Adjustable Life Insurance; Coverage Duration; Accumulation Value; Interest; Separate Account Performance; No-Lapse Provision; Monitoring Your Policy’s Performance

Policy Specifications3
Summarizes benefits that you purchased including charges and expenses.

Riders and Benefits Charges3a

Table of Surrender Charges3b
Surrender Charge as of Beginning of Policy Year; Calculation of Surrender Charge for Decrease in Specified Amount

Table of Expense Charges and Fees3c
Guaranteed Maximum Premium Load; Cost of Insurance; Guaranteed Maximum Monthly Administrative Fee; Guaranteed Maximum Mortality and Expense Risk (“M&E”) Charge Rate; Transfer Fee

Table of Guaranteed Maximum Cost of Insurance Rates3d

Corridor Percentages Table3e
Death Benefit Qualification Test

No-Lapse Provision3f

Holding Account Specifications3g

Indexed Account Specifications3g

Definitions5

The Contract8
Entire Contract; Changes to Contract Terms; Non-Participating; Misstatement of Age or Sex; Incontestability

Ownership8
Rights of Owner; Transfer of Ownership; Assignment; Some Important Things You Should Do

Beneficiary9
Beneficiary; Change of Beneficiary

Insurance Coverage and Death Benefit Provisions9
Dates of Coverage; Termination of Coverage; Death Benefit Proceeds; Death Benefit Options; Accumulated Premium for Death Benefit Option 3; Notice of Claim; Income Tax on Death Benefits; Suicide; Method of Payment; Interest on Death Benefit; Continuation of Coverage After Insured’s Attained Age 121

Changes in Insurance Coverage11
Increases in Specified Amount; Decreases in Specified Amount; Changes in Death Benefit Option; Premium Class Changes; Rider and/or Benefit Additions; Policy Split Prohibition

Premium and Allocation Provisions12
Payment of Premiums; Planned Premiums; Additional Premiums; No-Lapse Provision; Premium Refund at Death; Premium Allocation Instructions; Account Allocation Instructions; Maturing Segment Allocation; Indexed Account Allocation Dates; Optional Sub-Account Allocation Programs

Grace Period, Continuation of Insurance and Reinstatement Provisions14
Grace Period; Continuation of Insurance; Reinstatement

Policy Values Provisions15
Accumulation Value; Fixed Account Value; Separate Account Value; Variable Accumulation Unit Value; Holding Account Value; Indexed Account Value; Loan Account Value; Interest Credited Under Fixed Account; Interest Credited Under Holding Account; Interest Credited Under Loan Account; M&E Charge; Fees Associated with the Underlying Funds; Persistency Bonus; Persistency Bonus Rate; Monthly Deduction; Cost of Insurance; Cost of Insurance Rates; Basis of Values; Changes to Non-Guaranteed Elements (NGEs)

Separate Account Provisions18
Separate Account; Sub-Accounts; Investments of the Sub-Accounts; Investment Risk; Underlying Fund Withdrawal and Substituted Securities

Holding Account Provisions19
Holding Account

Indexed Account Provisions19
Indexed Account and Indexed Account Option(s); Indexed Account; Indexed Account Non-Guaranteed Elements (Indexed Account NGEs); Indexed Account Option(s); Discontinuation of or Substantial Change to an Index; Segment; Segment Date

Transfer Privilege Provisions20
Transfer Privilege; Transfer Fees; Transfers from the Fixed Account; Transfers from a Sub-Account; Change of Terms and Conditions

Surrender Provisions21
Surrender; Surrender Charges; Charge for Decrease in Specified Amount; Surrender Charge for Full Surrender; Partial Surrender (i.e. Withdrawal); Effect of Partial Surrenders on Accumulation Value and Specified Amount

Loan Provisions22
Loans; Fixed Loan; Participating Loan; Loan Account; Interest Rate Charged on Fixed Loan; Interest Rate Charged on Participating Loan; Loan Repayment; Debt; Annual Rebalancing of Holding Account and Indexed Account Due to Participating Loan; Converting from One Loan Option to the Other; Participating Loan to Fixed Loan Conversion; Fixed Loan to Participating Loan Conversion

General Provisions24
Annual Report; Compliance with the Internal Revenue Code; Deferment of Payments; Modified Endowment; Payment of Proceeds; Projection of Benefits and Values

Effect of Policy on Riders Provisions25
Effect of Policy on Riders

Effect of Riders on Policy Provisions25
Effect of Riders on Policy Provisions

Settlement Options26
Payment; Claims of Creditors

*Page 4 is intentionally blank.

Amendments, Endorsements, or Riders, if any, and a copy of the application follow Page 26.

Summary of Policy Features
This summary is an overview of the important features and operations of your Policy. It is meant to give you a basic understanding of your Policy.  Specific details regarding these features are only provided in the Policy provisions and cannot fully be described in a summary. This summary is not a substitute for reading the entire Policy carefully.
Individual Flexible Premium Variable Adjustable Life Insurance   This title is our generic name for variable universal life insurance. “Flexible premium” means that you may pay premiums by any method agreeable to us, and in any amount in accordance with this Policy, at any time prior to the Insured’s Attained Age 121.  It is important to pay sufficient premium in order to keep your Policy In Force.  “Adjustable life insurance” means that you, with our agreement, can change the death benefit to meet your changing needs.
The Policy allows you to allocate premium payments to a Fixed Account, Separate Account, and Indexed Account. We will direct any Net Premium Payment into any of these accounts according to the premium allocation instructions you provide.
The Fixed Account is part of the Company’s General Account and is not part of the Separate Account. The Fixed Account Value will not increase or decrease due to market fluctuations.  We will credit interest, subject to a minimum rate, to the amount in the Fixed Account.
The investment performance of Separate Account assets is kept separate from the Company's General Account and will fluctuate due to the performance of the Sub-Accounts you invest in. Please see the “Separate Account Provisions” and Policy Specifications for more details.
The Indexed Account is part of the Company’s General Account and is not part of the Separate Account. The Indexed Account uses the change in value of one or more outside financial Index(es) to calculate the annual crediting rate, subject to certain factors shown in the Policy Specifications, including a guaranteed minimum rate.  Any Indexed Credits are applied to an Indexed Account Segment’s Average Monthly Segment Balance on its Segment Maturity Date.  Please see the “Indexed Account Provisions” and Policy Specifications for more details.  This policy provides for a Holding Account when there is an allocation made to the Indexed Account.  Please see the Holding Account Provisions and Policy Specifications for more details.
Coverage Duration   The duration of coverage will vary based upon changes in the amount, timing and frequency of your premium payments, changes to the coverage under your Policy and any Riders attached to your Policy, and the other items described in the following sections.
The length of time your Policy remains In Force will vary in accordance with changes in the following items, which may include, but are not limited to:
•	Frequency, timing, and amount of any premium payment(s).
•	Policy changes such as loans, partial surrenders, Death Benefit Option changes, increases or decreases in Specified Amount and the addition or removal of Riders.
•	If the “No-Lapse Provision” is In Force and the No-Lapse Test is met.
•	Interest credited to your Accumulation Value from the Fixed Account.
•	Index Credits.
•	Separate Account performance.
•	Monthly Deductions.
•	Riders attached to your Policy, if any.
Accumulation Value  The Accumulation Value is a key component of your Policy. The Accumulation Value is the total sum of the Fixed Account, Separate Account, Holding Account, Indexed Account, and the Loan Account. We subtract a Premium Load charge from each premium you pay, and then add the balance to the Fixed Account, Separate Account, and/or Indexed Account according to your premium allocation instructions. Any allocations to the Indexed Account will remain in the Holding Account until the Indexed Account Allocation Date.
On a monthly basis, we deduct a charge called the Cost of Insurance charge (see the “Cost of Insurance” provision) and charges for any additional benefits and/or Riders and administrative charges. We will also deduct a monthly Mortality & Expense (“M&E”) Charge, if any, from each Sub-Account. The sum of these charges is known as the “Monthly Deduction” and is subtracted from the Accumulation Value as explained in the “Monthly Deduction” provision.  Indexed Account charges, if any, will be deducted as explained in each Indexed Account Option Specifications.

Subject to the guaranteed maximums and guaranteed minimums shown in the Policy, we can change these charges and/or rates used to calculate the components of the Monthly Deduction in accordance with this Policy.  We can also change the interest rates credited to this Policy and Persistency Bonus Rates at any time in accordance with this Policy.
Simply put, additions consisting of Net Premium Payments, interest additions, positive Separate Account performance, and Indexed Credits increase the Accumulation Value. Deductions, including charges described above and negative Separate Account performance, decrease the Accumulation Value.  If additions exceed deductions, your Accumulation Value increases; if deductions exceed additions, your Accumulation Value decreases.  If the Surrender Value (Accumulation Value, less surrender charge, less Debt) becomes so small that we cannot subtract an entire Monthly Deduction, your Policy may terminate; see, however, the “Grace Period” provision and the “No-Lapse Provision.”
Interest   While we guarantee to credit a minimum interest rate on amounts in the Fixed Account, do not assume that interest rates will remain constant for any extended period of time. We may change interest rates on the Fixed Account, Persistency Bonus Rates, and Holding Account at any time in accordance with this Policy subject to a guaranteed minimum rate shown in the Policy Specifications.
Indexed Credits on the Indexed Account are linked to an outside financial Index and are applied to an Indexed Account Segment’s Average Monthly Segment Balance on its Segment Maturity Date.
Separate Account Performance   Separate Account performance can vary greatly, may increase or decrease on a daily basis, and is not guaranteed. You are able to select, monitor, and change Sub-Account choices from the available investment options.
No-Lapse Provision   Your Policy provides for a “No-Lapse Provision” at no extra charge, which can ensure that your Policy will remain In Force during the No-Lapse Period even if the Surrender Value is insufficient to cover the cost of a Monthly Deduction.  The length of the No-Lapse Period is shown in the Policy Specifications.
This Policy will not enter the grace period during the No-Lapse Period if the No-Lapse Test is met as described in the Policy Specifications.
Note conditions that can impact whether the “No-Lapse Provision” will remain In Force include:
•	Partial Surrenders taken;
•	Debt; and
•	Continued payment of required No-Lapse Premium.
Monitoring Your Policy’s Performance   We will send you an Annual Report (Statement of Account) of your Policy to help you monitor your Policy values and compare it to your objectives when you purchased your Policy.  Ask your life insurance agent to explain anything you do not understand.  You may need to adjust your premiums to achieve your insurance objectives.  While your Policy is In Force, you may submit a Request to us for an In Force projection of future death benefits and Policy values (an “illustration”).  We encourage you to submit a Request to us for an In Force projection at least once each Policy Year, subject to the terms of the “Projection of Benefits and Values” provision of this Policy.  We are also available to answer your questions and assist you in making changes to your Policy.
This Policy contains Non-Guaranteed Elements (NGEs) and Indexed Account Non-Guaranteed Elements (Indexed Account NGEs). We may make changes to each of these NGEs and Indexed Account NGEs as described in this Policy. A change to one or more of these NGEs and Indexed Account NGEs can affect your Policy’s performance, including coverage duration, premiums required to keep your Policy In Force, and Surrender Value.

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Definitions
Accumulation Value   The sum of (1) the Fixed Account Value plus (2) the Separate Account Value plus (3) the Holding Account Value plus (4) the Indexed Account Value plus (5) the Loan Account Value under this Policy, as described in the “Policy Values Provisions”.
Administrator Mailing Address  The Administrator Mailing Address for this Policy is shown on the front cover.
Attained Age (Age)  The Insured’s Issue Age plus the number of completed Policy Years that have elapsed since the Policy Date.  The Insured’s Attained Age increases by one on each Policy Anniversary.  For purposes of this Policy, the Insured’s Attained Age increase will always occur on the Policy Anniversary regardless of when the Insured’s actual birthday occurs.
Average Monthly Segment Balance   Please see definition in the Indexed Account Specifications section of the Policy Specifications.
Beneficiary  The person(s) or entity(ies) named in the application for this Policy, unless later changed as provided for by this Policy, to whom we will pay the Death Benefit Proceeds upon the Insured’s death.
Business Day   Any day on which the New York Stock Exchange is open for business.
Class(es)   Group(s) of policies that were considered together for the purposes of the initial determination of each NGE and each Indexed Account NGE.  Classes were determined by us, and consisted of policies with similar characteristics, which may have included one or more characteristics but were not limited to: Specified Amount, Death Benefit Option, Policy Date, Policy Duration, premiums paid, source of premium, Policy ownership structure, Underwriting Type, sales distribution method, the Insured’s Age, sex, and Premium Class, increases in Specified Amount, issue state, policy form, and the presence and attributes of Policy features and benefits and optional Riders.
Closing Value of an Index   The value of an Index as of the close of the New York Stock Exchange, which is usually 4:00 P.M. Eastern Time.  If no closing value is published, we will use the closing value for the next day for which a closing value is published.
Cost of Insurance  The monthly charge associated with the amount of death benefit provided under this Policy as defined on Page 17.
Date of Issue   The date from which Suicide and Incontestability periods are measured. The Date of Issue is shown in the Policy Specifications.
Death Benefit Proceeds  The amount payable upon the Insured’s death as described in the “Death Benefit Proceeds” provision.
Debt   The total of any outstanding loans against this Policy, including loan interest accrued but not yet charged.  May also be referred to as “Indebtedness.”
Due Proof of Death  A certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to us.
Evidence of Insurability   Evidence satisfactory to us related to the health, lifestyle, financial and other circumstances that may impact the insurability of the Insured.
Fixed Account   The Fixed Account is a part of the Company’s General Account. It is an account to which you may allocate your Net Premium Payments and transfer values.  The value of the Fixed Account will not increase or decrease due to market fluctuation. Rather, as described in the “Fixed Account Value” provision, a portion of the Fixed Account Value consists of interest credited at a rate not less than the Guaranteed Minimum Fixed Account Interest Rate as shown in the Policy Specifications.
General Account   An account consisting of all assets owned by us other than those assets in segregated investment accounts.
Holding Account   An account from which value is systematically transferred to an Indexed Account Option according to your account allocation instructions on each Indexed Account Allocation Date.  This account is part of the Accumulation Value and is credited with interest daily as explained in the “Holding Account” provision.  The Holding Account is a part of the Company’s General Account. Interest is credited at a rate not less than the Guaranteed Minimum Holding Account Interest Rate as shown in the Policy Specifications.
Index   An external index used as a basis to determine the Index Credits.  The Index(es) are shown in the Indexed Account Option Specifications section of the Policy Specifications.

Indexed Account   The Indexed Account is a part of the Company’s General Account and consists of Indexed Account Option(s) that are eligible for interest based on an outside Index subject to the terms of this Policy.  Interest is credited at a rate not less than the Guaranteed Minimum Annual Interest Rate Credited to a Maturing Segment as shown in the Policy Specifications.
Indexed Account Non-Guaranteed Elements (Indexed Account NGEs)   Any Indexed Account element within this Policy that affects the costs or values of the Policy and which may be changed at our discretion after this Policy is issued. Indexed Account NGEs are as defined in each Indexed Account Option Specifications section of the Policy Specifications.
Indexed Account Option(s)   An allocation option available under the Indexed Account.  The Indexed Account Option(s) available as of the Policy Date are shown in the Indexed Account Option Specifications section of the Policy Specifications.
In Force   Not terminated for any reason.
In Writing   A written form of communication satisfactory to us and received at our Administrator Mailing Address. We retain the right to agree in advance to accept communication by telephone or some other form of transmission, in a manner we prescribe, and doing so does not waive our right to require that future communications be in written form. Before we receive your communication at our Administrator Mailing Address, we will not be responsible for any action we take or allow that conflicts with your communication.  With respect to any written communication from us to you or any other person, this term means a written form of communication by ordinary mail to such person at the most recent address in our records. If agreed to in advance by you, we may also send communication to you by some other form of transmission. Any notice, election or request required or permitted under the terms of this Policy stated as “Notice”, “Request” or “Election” are communications required to be In Writing as provided by this definition.
Insured  The person whose life is insured under this Policy.
Irrevocable Beneficiary   A type of Beneficiary who is named by you as irrevocable which you cannot change or remove from the Policy without their consent.  Any Beneficiary that you designate as irrevocable must provide consent for you to exercise ownership rights which might adversely affect that Beneficiary’s interest.
Issue Age  The Insured’s age nearest birthday on the Policy Date.
Lapse   Terminate without value.
Loan Account   The account in which amounts equal to amounts loaned under this Policy for a Fixed Loan, including charged loan interest, accrue once transferred out of the Fixed Account, Sub-Account(s), Holding Account, and the Indexed Account, as applicable. The Loan Account is part of our General Account.
Monthly Anniversary Day   The same day in each month shown in the Policy Specifications when we deduct the Monthly Deduction, or the next Valuation Day if the Monthly Anniversary Day is not a Valuation Day.
Monthly Deduction   The amount deducted on each Monthly Anniversary Day from the Accumulation Value for certain charges, fees, and the Cost of Insurance for the current Policy Month, as described in the “Monthly Deduction” provision.
Monthly Segment Balance is defined in the Policy Specifications.
Net Premium Payment  The portion of a premium payment, after deduction of an amount not to exceed the Guaranteed Maximum Premium Load shown in the Table of Expense Charges and Fees in the Policy Specifications, available for allocation to the Fixed Account, any of the Sub- Account(s), or any Indexed Account Option.
1940 Act   The Investment Company Act of 1940, as amended.
No-Lapse Premium   The required premium which must be paid to guarantee that this Policy will not Lapse during the specified No-Lapse Period as described in the “No-Lapse Provision”, if applicable.
Non-Guaranteed Elements (NGEs)   Any element within this Policy that affects the costs or values of the Policy and which may be changed at our discretion after this Policy is issued.  NGEs include the Cost of Insurance Rates, Mortality and Expense Risk ("M&E") Charge Rate, Premium Load, Monthly Administrative Fee, interest rate used to credit the Fixed Account and Holding Account, Persistency Bonus Rate, and interest rate used to credit the Loan Account.
Owner  The person(s) or entity(ies) shown in the Policy Specifications who may exercise rights under this Policy, unless later changed as provided for by this Policy. If no Owner is designated, the Insured will be the Owner.
Policy Anniversary   The same month and day as the Policy Date for each succeeding year this Policy remains In Force, or the next Valuation Day if the Policy Anniversary is not a Valuation Day.
Policy Date   The date on which life insurance coverage begins if the first premium has been paid.  This is also the date from which Monthly Anniversary Days, Policy Anniversaries, Policy Months, Policy Years, and Planned Premium due dates are determined.

Policy Duration   The number of full or partial Policy Years that have elapsed since the Policy Date.
Policy Month   The period from one Monthly Anniversary Day up to, but not including, the next Monthly Anniversary Day.
Policy Specifications   The pages of this Policy which show your benefits, premium, costs, and other Policy information.
Policy Year(s)   The one year period beginning on the Policy Date and ending one day before the Policy Anniversary and each subsequent one year period beginning on a Policy Anniversary.
Premium Class   The Insured’s underwriting classification under this Policy, determined by our underwriting assignment, as shown in the Policy Specifications. Premium Class is not the same as “Class” or “Redetermination Class.”
Redetermination Class(es)   Group(s) of policies that are considered together for the purpose of adjusting (also known as redetermining) each NGE or each Indexed Account NGE.  Redetermination Classes will be determined by us, and may be different than the Class or Classes used when the NGEs were initially determined for this Policy.  Different Redetermination Classes may be used when adjusting each NGE or each Indexed Account NGE or when adjusting an NGE or Indexed Account NGE at different points in time. Redetermination Classes will consist of policies with similar characteristics, which may include one or more characteristics but are not limited to: Specified Amount, Death Benefit Option, Policy Date, Policy Duration, premiums paid, source of premium, Policy ownership structure, Underwriting Type, sales distribution method, the Insured’s Age, Sex, and Premium Class, increases in Specified Amount, issue state, policy form, and the presence and attributes of Policy features and benefits and optional Riders.
SEC   The Securities and Exchange Commission.
Segment Duration   Please see the Indexed Account Option Specifications section of the Policy Specifications.
Segment Maturity Date   Please see the definition in the Indexed Account Specifications section of the Policy Specifications.
Segment Maturity Value   Please see the definition in the Indexed Account Specifications section of the Policy Specifications.
Segment Month   Please see the definition in the Indexed Account Specifications section of the Policy Specifications.
Separate Account   A segregated account including the Sub-Account(s) thereunder, to which Net Premium Payments are, or have been allocated, or amounts may be transferred. Separate Account assets are not charged with the general liabilities of the Company. The investment performance of Separate Account assets is kept separate from the Company's General Account.
Separate Account Value   The value of the portfolio shares reported to us, as of the end of each Valuation Day, by the investment company(ies) in whose shares the Separate Account invest.
Specified Amount   The amount you chose which is used to determine the amount of death benefit and the amount of Rider benefits, if any.  The Minimum Specified Amount allowable under this Policy and the Specified Amount at issue ("Initial Specified Amount") are shown in the Policy Specifications. The Specified Amount may be increased or decreased as described in this Policy.
Sub-Account(s)   Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which amounts may be transferred.
Surrender Value   The Accumulation Value, less any Debt, and less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications.
Underlying Fund(s)   The Underlying Funds are the investments within the Sub-Account(s) to which the Net Premium Payments may be allocated. See “Investments of the Sub-Accounts” provision for additional details.
Underwriting Type   The level of underwriting of the Insured under this Policy, as determined by our underwriting guidelines and your policy benefit elections, as shown in the Policy Specifications.
Valuation Day   Any day on which the New York Stock Exchange is open for business, except a day during which trading on the New York Stock Exchange is restricted or on which an SEC-determined emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.
Valuation Period   The period beginning immediately after the close of business on a Valuation Day and ending at the close of business on the next Valuation Day.
Variable Accumulation Unit   A unit of measure used to calculate the value of a Sub-Account as described in the “Variable Accumulation Unit Value” provision.
We, our, us   The Company.
You, your   The Owner(s) of this Policy.

The Contract
Entire Contract   This Policy, the application for this Policy, and any Amendment(s), Endorsement(s), Rider(s), and supplemental application(s) that may be attached are the entire contract between you and us. All statements made in the application will, in the absence of fraud, be deemed representations and not warranties. We will not use any statement to contest this Policy unless it is contained in an application and a copy of the application is attached to this Policy.
Changes to Contract Terms  Only an authorized Officer of the Company may make or modify the terms of the Policy or any of its Amendments, Endorsements or Riders. Any such changes must be provided in a Notice in order to be effective.
We reserve the right to make changes in this Policy or to make distributions from this Policy to the extent we deem necessary, in our sole discretion, to continue to qualify this Policy as life insurance. You will be given advance Notice of such changes.
Upon Notice to you, we may, at any time, modify this Policy to conform with any law or regulation issued by any government agency to which this Policy or we (the Company) are subject.
Non-Participating  This Policy is not entitled to share in surplus distribution.
Misstatement of Age or Sex   If the date of birth or sex of the Insured is misstated, we will adjust the Death Benefit Proceeds to the amounts that would have been purchased by the most recent Cost of Insurance deduction at the correct Issue Age and sex. No adjustment will be made to the Accumulation Value of the Policy.
Incontestability   Except for nonpayment of premium, this Policy will be incontestable after it has been In Force for two (2) years from the Date of Issue shown in the Policy Specifications.  This means that we will not use any material misstatement in the application to challenge a claim or contest liability after that time.
Any increase in the Specified Amount effective after the Date of Issue will be incontestable only after such increase has been In Force for two (2) years.  The basis for contesting an increase in Specified Amount will be limited to material misstatements made in the supplemental application for the increase.
If this Policy is reinstated, the basis for contesting after reinstatement will be:
a.	limited to the remainder of the original contestable period, if any, for material misstatements made in the original application; and
b.	limited to a period of two (2) years from the date of reinstatement for material misstatements made in the reinstatement application.
Ownership
Rights of Owner  Except as provided below and subject to any applicable state law and this Policy’s provisions, you may exercise all rights under this Policy while the Insured is living including, but not limited to, the right to:
a.	return this Policy under the “Right to Examine this Policy” provision;
b.	surrender this Policy;
c.	agree with us to any change in or amendment to this Policy;
d.	transfer all your rights to another person or entity;
e.	change the Beneficiary (unless you specifically submit a Request to not to reserve this right);
f.	assign this Policy;
g.	effect a loan;
h.	effect a transfer to or from the Fixed Account, Sub-Account(s), or a transfer to the Holding Account for allocation to an Indexed Account Option(s);
i.	make premium payments that are to be allocated to the Fixed Account, Sub-Account(s), or the Holding Account for allocation to an Indexed Account Option(s);
j.	effect a partial surrender (i.e. withdrawal); and
k.	effect a reinstatement.
Except for the right to change the Beneficiary, you must have the consent of any assignee recorded with us to exercise all other rights under this Policy. You may exercise your rights subject to the consent of any Irrevocable Beneficiary, subject to any applicable law.
Unless provided otherwise, if you are not the Insured and you die before the Insured, all of your rights under this Policy will transfer and vest in your executors, administrators or assigns.

If there is more than one Owner, ownership shall be shared jointly, unless specifically stated otherwise, and the consent of all joint Owners will be necessary to exercise any right. Upon the death of a joint Owner, the remaining Owner or joint Owners shall succeed to the rights and privileges of the deceased joint Owner. Upon the death of the Owner or all joint Owners, any contingent Owner or Owners designated shall become the Owner or Owners. If no contingent Owner is designated, the estate of the Owner or the estate of the last joint Owner to die will succeed to all the rights and privileges of ownership.
Transfer of Ownership  You may transfer all of your rights under this Policy by submitting a Request. The Request does not need to be signed by the Beneficiary unless you have designated an Irrevocable Beneficiary.  You may revoke any transfer prior to it being recorded by us by submitting a Request. A transfer of ownership, or a revocation of transfer, will not take effect until recorded by us. Once we have recorded the transfer or revocation of transfer, unless a future date is specified by you, it will take effect as of the date of the latest signature on the Request. Any payment made or any action taken or allowed by us before we record the transfer or revocation of transfer will be without prejudice to us.
On the effective date of transfer, the transferee will become the Owner and will have all the rights and be subject to the limitations of the Owner as described under this Policy’s “Rights of Owner” provision. Unless you direct us otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of transfer.
Assignment  Assignment of this Policy must be submitted by Request and, unless a future date is specified by you, will take effect as of the date the assignment is signed. We will not be responsible for any action we take or allow before we receive your Request at our Administrator Mailing Address.  We will not be responsible for the validity or sufficiency of any assignment. While an assignment is in effect, to the extent provided under the terms of the assignment, an assignment will:
a.	transfer the interest of any designated transferor; and
b.	transfer the interest of any Beneficiary, unless an Irrevocable Beneficiary has been designated.
Some Important Things You Should Do
a.	Provide us with any change in your mailing address in a timely manner.
b.	Pay sufficient premiums on time to keep your Policy In Force.
c.	Notify us of any change in Beneficiary.
Beneficiary
Beneficiary   You may designate one or more Beneficiaries.  If you designate more than one Beneficiary, any Death Benefit Proceeds payable will be paid in equal shares to the survivors in the appropriate Beneficiary designation (primary, contingent, and second contingent), unless you submit a Request otherwise.  If no Beneficiary is alive when the Death Benefit Proceeds become payable or in the absence of any Beneficiary designation, the Death Benefit Proceeds will transfer and vest in you or in your executors, administrators or assigns.
Change of Beneficiary   While the Insured is alive, you may change the Beneficiary by submitting a Request.  Unless a future date is specified by you, any change will take effect as of the date the Request is signed by you subject to any payments we make or other actions we take before we receive it.  The Insured need not be living when the requested change is recorded by us, however the requested change must be delivered to us prior to the Insured’s death. The Beneficiary does not have to sign the Request unless you have designated an Irrevocable Beneficiary. Any payment made or any action taken or allowed by us before we record the change of Beneficiary will be without prejudice to us.
Insurance Coverage and Death Benefit Provisions
Dates of Coverage   The dates of coverage under this Policy will be as follows:
a.
For all coverages provided in the original application, the effective date of coverage will be the Policy Date provided the first premium has been paid and the Policy has been accepted by you (1) while the Insured is living and (2) prior to any change in the Insured’s health or any other characteristic affecting insurability of the Insured as represented in the application for this Policy.

b.
For any increase, decrease, or addition to coverage, the effective date of coverage will be the Monthly Anniversary Day on or next following the day we approve the application for the increase, decrease, or addition to coverage, and the first month's Cost of Insurance for the increase, if applicable, is deducted as described in the “Increases in Specified Amount” provision, provided the Insured is living on such day.

c.	For any insurance that has been reinstated, the effective date of coverage will be the date as described in the “Reinstatement” provision.

Termination of Coverage  All coverage under this Policy terminates on the first of the following to occur:
a.	a full surrender of this Policy;
b.	the Insured’s death; or
c.	failure to pay the amount of premium necessary to avoid termination before the end of any applicable grace period.
No action by us after this Policy has terminated, including any Monthly Deduction made effective after termination of coverage, will constitute a reinstatement of this Policy or waiver of the termination. Any such deduction will be refunded.
Death Benefit Proceeds  If the Insured dies while this Policy is In Force and upon Notice of Claim, we will pay Death Benefit Proceeds equal to the greater of:
a.
the amount determined under the Death Benefit Option in effect on the Insured's date of death, plus any amount payable upon death from In Force Riders or benefits, less any Debt and partial surrenders (i.e. withdrawals) processed after the Insured’s date of death; or

b.
an amount equal to the Accumulation Value on the Insured’s date of death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, plus any amount payable upon death from In Force Riders or benefits, less any Debt and partial surrenders (i.e. withdrawals) processed after the Insured’s date of death.

Death Benefit Options   The Death Benefit Option on the Policy Date is shown in the Policy Specifications.  This Policy provides for the following Death Benefit Options:
a.	Death Benefit Option 1 (Level): The Specified Amount on the Insured’s date of death.
b.
Death Benefit Option 2 (Increasing): The greater of: 1) the Specified Amount on the Insured’s date of death plus the Accumulation Value on the date of death; or 2) the Specified Amount on the Insured’s date of death, multiplied by the Death Benefit Option 2 Factor as shown in the Policy Specifications.

c.
Death Benefit Option 3 (Increase by Premium): The Specified Amount on the Insured’s date of death plus the Accumulated Premium as described below on the date of death. The Death Benefit Option 3 Limit shown in the Policy Specifications is the maximum death benefit under this option.

The Death Benefit Proceeds paid under each Death Benefit Option will be paid as described in item a. of the “Death Benefit Proceeds” provision above. If this Policy is In Force at the Insured’s Attained Age 121, the Death Benefit Option will change automatically as described below in the “Continuation of Coverage After Insured’s Attained Age 121” provision.
Accumulated Premium for Death Benefit Option 3   The Accumulated Premium is determined on each Monthly Anniversary Day and equals the sum of all premiums paid less any partial surrenders. The Accumulated Premium will never be less than zero. Any premium paid that will cause the death benefit to exceed the Death Benefit Option 3 Limit will be applied to this Policy as Net Premium Payment and credited to the Accumulation Value, but will only increase the death benefit up to the Death Benefit Option 3 Limit.
Notice of Claim  You or someone on your behalf should provide us with Notice of Due Proof of Death of the Insured within thirty (30) days or as soon as reasonably possible after the Insured’s death.
Income Tax on Death Benefits   This Policy is intended to qualify as life insurance under the Internal Revenue Code so that the Death Benefit Proceeds, not including interest from the Insured’s date of death, will not be taxable as income to the Beneficiary(ies).  To do so, this Policy must qualify under one of two tests, the Cash Value Accumulation Test or the Guideline Premium Test as defined in the Internal Revenue Code Section 7702.  The Death Benefit Qualification Test for this Policy is shown in the Policy Specifications and cannot be changed.  Unless you make an Election otherwise when applying for this Policy, the Death Benefit Qualification Test is the Guideline Premium Test.
Suicide   If the Insured dies by suicide, whether sane or insane, within two (2) years from the Date of Issue, the Death Benefit Proceeds will be limited to an amount equal to the premiums paid less any Debt and any partial surrenders.
If the Insured dies by suicide, whether sane or insane, within two (2) years from the date of any increase in the Specified Amount, the Death Benefit Proceeds with respect to such increase will be limited to an amount equal to the monthly charges paid for the cost of the increase in the Specified Amount.
Method of Payment  Upon the Insured’s death while this Policy is In Force, Death Benefit Proceeds may be paid in a lump sum or left with us for payment under a settlement option that we make available.
Interest on Death Benefit   We will pay interest on any Death Benefit Proceeds payable only as required by applicable law.

Continuation of Coverage After Insured’s Attained Age 121  Unless otherwise agreed to by you and us, if this Policy is In Force at the Insured’s Attained Age 121 (but not in the grace period), the Separate Account Value and Holding Account Value, if any, will be transferred to the Fixed Account on the date of the next Policy Anniversary after the Insured’s Attained Age 121.  No further premium payments will be allowed and we will:
a.	continue to credit interest to the Fixed Account as described in the “Interest Credited Under Fixed Account” provision;
b.	not allow any new Segments to be opened and Segment Maturity Value will be transferred to the Fixed Account on the Segment Maturity Date;
c.	no longer charge Monthly Deductions under this Policy;
d.	not allow any changes to the Specified Amount;
e.	change the Death Benefit Option to Death Benefit Option I, if applicable, and not allow any more changes;
f.	convert a Participating Loan to a Fixed Loan;
g.
allow loans and partial surrenders to be taken.  Loan interest rates will apply as shown in the Policy Specifications and loan repayments can continue to be made.  You may repay all or part of a loan at any time while this Policy is In Force; and

h.	continue this Policy In Force until it is surrendered or the Death Benefit Proceeds become payable.
This provision will not continue any Rider attached to this Policy beyond the date for such Rider's termination, as provided in the Rider.
If this Policy is in the grace period at the Insured’s Attained Age 121, you will need to pay the minimum amount required to remove this Policy from the grace period in order to guarantee continuation of this Policy beyond the Insured’s Attained Age 121.
There is some uncertainty whether this Policy would continue to qualify as life insurance in the year the Insured reaches Attained Age 121. There is also some uncertainty whether you would be viewed as constructively receiving the Accumulation Value at any time when this Policy’s Accumulation Value is equal to the death benefit. You should consult a tax advisor concerning these issues.
Changes in Insurance Coverage
Upon your Request while the Insured is living, the insurance coverage may be changed as described in this section.
Changes in insurance coverage will be effective on the Monthly Anniversary Day on or next following the date we approve your Request for the change, unless another date acceptable to us is requested.
Increases in Specified Amount   Upon your Request and subject to you providing us with Evidence of Insurability, the Specified Amount may be increased. The Minimum Specified Amount Increase, the Maximum Number of Specified Amount Increases per Policy Year, and the Maximum Attained Age for a Specified Amount Increase are shown on the Policy Specifications. If you increase the Specified Amount, there will be additional surrender charges in the event you request a surrender of this Policy.  Please refer to this Policy’s “Surrender Charge for Full Surrender” provision.  Other charges, such as the Cost of Insurance and other charges that are calculated using the Policy’s Specified Amount will also be increased. You will be notified of any additional Monthly Administrative Fees, Cost of Insurance, and surrender charges applicable to an increase in Specified Amount as explained in the “Surrender Charge” provision.
Decreases in Specified Amount   Upon your Request and prior to the Insured’s Attained Age 121, the Specified Amount may be decreased subject to the Minimum Specified Amount Decrease and Maximum Number of Specified Amount Decreases per Policy Year as shown in the Policy Specifications. The Specified Amount may not be decreased below the Minimum Specified Amount shown in the Policy Specifications.  Any decrease in Specified Amount will be deducted in the following order: (a) from the most recent Specified Amount increase, if any; (b) successively from the next most recent Specified Amount increase, if any; and (c) from the initial Policy Specified Amount.  At least twelve (12) months must elapse after an increase before a decrease in Specified Amount can be made.  If you choose to decrease the Specified Amount, a surrender charge, calculated using the Table of Surrender Charges shown in the Policy Specifications, will be applied as described in the “Surrender Provisions” under the “Charge for Decrease in Specified Amount” provision. Please note that we will not allow a decrease in Specified Amount below the minimum Specified Amount required to maintain the qualification of this Policy as life insurance under the Internal Revenue Code.

Changes in Death Benefit Option   After the first Policy Year, you may change the Death Benefit Option as described below.  You may change from Death Benefit Option 2 to Death Benefit Option 1.  If you do, the Specified Amount will be increased by the greater of the Accumulation Value or the Specified Amount multiplied by the Death Benefit Option 2 Factor. You may change from Death Benefit Option 3 to Death Benefit Option 1.  If you do, the Specified Amount will be increased by an amount equal to the Accumulated Premium, up to the Death Benefit Option 3 Limit. We will not allow a change from Death Benefit Option 1 to Death Benefit Option 2, a change from Death Benefit Option 1 to Death Benefit Option 3, a change from Death Benefit Option 2 to Death Benefit Option 3, or a change from Death Benefit Option 3 to Death Benefit Option 2.
Premium Class Changes   Premium Class changes (such as a change in Tobacco User status) may occur upon your Request at any time after the first Policy Year, subject to you providing us with Evidence of Insurability, and before the Insured’s Attained Age 121. Once a Premium Class change is effective, the new Premium Class will be used to calculate this Policy’s monthly Cost of Insurance for future Monthly Deductions beginning on the effective date of the change.
Rider and/or Benefit Additions   If available, and subject to any underwriting guidelines and Evidence of Insurability requirements, you may submit a Request that Rider(s) and/or Benefits be added to this Policy after the Policy Date.
Policy Split Prohibition   This Policy may not be split to create more than one individual life insurance policy on the Insured’s life.
Premium and Allocation Provisions
Payment of Premiums  The first premium payment is due on the Policy Date and is payable on or before delivery of this Policy. All subsequent premium payments may be made at any time before the Insured’s Attained Age 121 and in any amount, subject to the following provisions, unless we agree by Notice. However, sufficient premium must be paid to keep this Policy In Force.  Your premiums are payable in United States currency. Upon your Request, we will provide a premium receipt signed by an officer of the Company as required by the laws of the state in which this Policy is delivered.  Please see the “Planned Premiums” provision below.
Premium payments, after the first, can be made as follows:
a.	through prearranged withdrawals from a checking account or other designated account by contacting the Administrator Mailing Address; or
b.	sent to any premium address designated by us.
Sufficient premium payments must be paid in order to keep this Policy In Force.  A change in the frequency, timing and amount of any premium payment(s) may decrease or increase the length of time this Policy will remain In Force and additional premium payments may be required.
Planned Premiums   You choose how much premium you will pay and the frequency of such payments (the “Planned Premiums”). The Planned Premium you elected is shown in the Policy Specifications. You may change the amount and frequency of premium payments. Changes in the amounts or frequency of such payments are subject to our approval. Any change in the Planned Premiums may impact the Policy values and benefits. We will send premium reminder notices, to your last known address and to the last known address of any assignee of record, for the amounts and frequency of payments you establish.
Additional Premiums   You may make additional premium payments in an amount no less than the Minimum Additional Premium Payment Amount as shown on the Policy Specifications at any time before the Insured’s Attained Age 121.  We reserve the right to limit the amount or frequency of any such additional premium payments in accordance with the “Compliance with the Internal Revenue Code” and “Modified Endowment” provisions. We also reserve the right to require Evidence of Insurability for any premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulation Value.  If Evidence of Insurability is not received, the premium, or any portion of the premium, may be returned. Any additional payment we receive will be applied as premium and not to repay any outstanding loans, unless you submit a Request otherwise.

No-Lapse Provision  During the No-Lapse Period and subject to the limitations described in this provision, this Policy will not enter the grace period and Lapse if the No-Lapse Test is met.  The No-Lapse Period is shown in the Policy Specifications and varies by the Insured’s Issue Age.  The No-Lapse Test and No-Lapse Premium are shown in the Policy Specifications.  As long as you have satisfied the No-Lapse Test, the No-Lapse Period applies for the entire length of the period but no longer.  Continuing to pay the No-Lapse Premium beyond the expiration of the No-Lapse Period does not guarantee that this Policy will not Lapse.
If this provision is actively preventing the Policy from Lapse, Monthly Deductions will be subtracted from the Surrender Value as described in the “Monthly Deduction” provision however, the Policy will not accumulate a negative Accumulation Value.  When this provision is not actively preventing the Policy from Lapse, the Surrender Value may be insufficient to keep the Policy In Force unless additional premium is paid.
Increases in Specified Amount will increase the amount of No-Lapse Premium required to satisfy the No-Lapse Test.  We will provide you with Notice of the required increase in No-Lapse Premium.  Any Specified Amount increase will not extend the length of the No-Lapse Period.  Death Benefit Option changes, Premium Class changes, and the removal of any Riders may decrease the No-Lapse Premium required.  Decreases in Specified Amount will have no effect on the No-Lapse Premium required.
Premium Refund at Death   Any premium paid after the Insured’s date of death will be refunded as part of the Death Benefit Proceeds, unless you submit a Request otherwise prior to our payment.
Premium Allocation Instructions   You must provide us with Notice of your premium allocation instructions.  These instructions direct how the Net Premium Payments will be allocated between the Fixed Account, Separate Account, and Indexed Account under this Policy.  One hundred percent of each Net Premium Payment must be allocated to these accounts.  Allocations must be made in whole percentages.
All Net Premium Payments received before the end of the Right to Examine Period will be allocated as described in the “Right to Examine this Policy” provision.
Subsequent Net Premium Payments will be allocated on the same basis as the most recent Net Premium Payment unless you submit a Request otherwise.
Account Allocation Instructions   You must provide us with Notice of your account allocation instructions to give further direction for allocating Separate Account Net Premiums among the Sub- Account(s) and Indexed Account Net Premiums among the Indexed Account Option(s). These allocations must be made in whole percentages, and each set of allocations must total one hundred percent. Your allocations may be changed at any time.
Indexed Account Allocation changes received one Business Day prior to, or on an Indexed Account Allocation Date will require allocation changes to be delayed until the next available Indexed Account Allocation Date. Any Net Premium Payment allocated to the Indexed Account will be held in the Holding Account until the next Indexed Account Allocation Date.
Maturing Segment Allocation   Except as noted below, the Segment Maturity Value will be allocated to the Fixed Account, Separate Account, and/or Indexed Account as directed by you.  These allocations must be made in whole percentages, and each set of allocations must total one hundred percent of the Segment Maturity Value as described in the “Premium Allocation Instructions” and “Account Allocation Instructions” provisions.  If a Segment had a Monthly Segment Balance of zero for any Segment Month, the Segment Maturity Value will be allocated to the Fixed Account.
Indexed Account Allocation Dates   The Initial Indexed Account Allocation Date is the first date on which transfers from the Holding Account to the Indexed Account may occur.  The Initial Indexed Account Allocation Date and Indexed Account Allocation Date are shown in the Policy Specifications. All subsequent Indexed Account Allocation Dates are the dates on which transfers from the Holding Account to the Indexed Account may occur.
Optional Sub-Account Allocation Programs
Program Participation   You may elect to participate in programs providing for Dollar Cost Averaging or Automatic Rebalancing, but you may participate in only one program at a time.  Transfers made in conjunction with either of these programs do not count against the free transfers available.
We reserve the right to modify the terms and conditions of, or suspend, these programs upon ninety (90) days advance Notice to you.

Dollar Cost Averaging  Dollar Cost Averaging systematically transfers specified dollar amounts from the account(s) specified by you. The Account(s) available from which to transfer funds for Dollar Cost Averaging are shown in the Policy Specifications. Transfer allocations may be made to one (1) or more of the other Sub-Account(s) on a monthly basis or quarterly basis.  Allocations may not be made to the same account from which amounts are to be transferred. Dollar Cost Averaging terminates automatically:
a.	if the value in the account(s) specified by you is insufficient to complete the next transfer;
b.	seven (7) calendar days after we receive your Request for termination of Dollar Cost Averaging;
c.	after twelve (12) or twenty-four (24) months, as elected by you; or
d.	if this Policy is terminated.
Automatic Rebalancing   Automatic Rebalancing periodically restores the percentage of Accumulation Value allocated to each Sub-Account to a level pre-determined by you.  The pre-determined level is the allocation initially elected at the time of application, until changed by you. The Fixed Account and Indexed Account are not subject to rebalancing.  If Automatic Rebalancing is elected, all Net Premium Payments allocated to the Sub-Accounts will be subject to Automatic Rebalancing.  Automatic Rebalancing will occur on a quarterly, semi-annual or annual basis, as elected by you.  If Dollar Cost Averaging is also elected, the first rebalancing will occur after the Dollar Cost Averaging process terminates.
Grace Period, Continuation of Insurance and Reinstatement Provisions
Grace Period  This Policy will enter the grace period if on any Monthly Anniversary Day:
a.	The Surrender Value is less than the Monthly Deduction for the current Policy Month; and
b.	The No-Lapse Test is not met during the No-Lapse Period or the No-Lapse Period has expired.
If on any Monthly Anniversary Day, the No-Lapse Test is met, this Policy will not enter the grace period and will not be subject to termination under this provision.
We allow a grace period of sixty-one (61) days, beginning on the Monthly Anniversary Day this Policy enters the grace period, for payment of applicable Net Premium Payment as follows:
1.	If the No-Lapse Period has not expired, we will require payment sufficient to satisfy the No-Lapse Test on the Monthly Anniversary Day immediately following the end of the grace period; or
2.
If the No-Lapse Period has expired, we will require payment sufficient to maintain coverage for three Policy Months from the date this Policy enters the grace period (this would include the cost of Monthly Deductions due and unpaid during the grace period plus an amount sufficient to restore the Surrender Value to cover the cost of the Monthly Deduction due on the Monthly Anniversary Day immediately following the end of the grace period).

If the total amount paid to us during the grace period is not sufficient, all coverage under this Policy will Lapse. However, a greater amount will be accepted, as additional premium will be due after the end of this period to maintain coverage for additional Policy Months.
We will send a Notice to your last known address and to the last known address of any assignee of record at least thirty-one (31) days before the end of the grace period. The Notice will state the amount of premium as noted above. All coverage under this Policy will Lapse if you do not pay this amount on or before sixty-one (61) days beginning on the date this Policy enters the grace period.  If the Insured dies within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds.
As described in the “Loan Provisions”, Debt reduces the Surrender Value. Any increase in Debt, including loan interest due but not yet charged, may reduce the Surrender Value, and cause this Policy to enter the grace period.
Continuation of Insurance  If premiums are discontinued on any date, the Surrender Value on that date will be used to provide insurance under this provision.  This Policy and all Amendments, Endorsements, and Riders will continue In Force according to their terms for as long as the Surrender Value is sufficient to cover the Monthly Deduction. If the Surrender Value is insufficient, this Policy will terminate according to the “Grace Period” provision except as provided under the “No-Lapse Provision.”

Reinstatement   If this Policy has Lapsed as described in the “Grace Period” provision, you may reinstate this Policy within five (5) years from the date of Lapse provided:
a.	this Policy has not been surrendered;
b.	the Insured has not died since the date of Lapse;
c.	you submit an application for reinstatement while the Insured is living;
d.	you submit Evidence of Insurability;
e.	you pay Net Premium equal to the Monthly Deductions due and unpaid during the grace period;
f.	you pay the lesser of the following:
i.	if the No-Lapse Period has not expired, Net Premium sufficient to satisfy the No-Lapse Test for at least two (2) Policy Months after the date of reinstatement; or
ii.	if the No-Lapse Period has expired, Net Premium sufficient to keep this Policy and any reinstated Riders In Force for at least two (2) Policy Months after the date of reinstatement.
g.	any loan interest accrued during the grace period is paid, and any remaining Debt is either paid or reinstated.
If this Policy is reinstated within the No-Lapse Period, the “No-Lapse Provision” will also be reinstated.
In addition to the minimum required payment to keep this Policy In Force as stated in e. and f. above, we recommend that you resume your Planned Premium to provide coverage beyond the initial period following the date of reinstatement.  Please contact us if you need assistance in determining an updated Planned Premium.
The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which items a. through g. above are satisfied and we approve the application for reinstatement.  At the time of reinstatement, the surrender charge will be calculated using the Policy Duration as though this Policy had never Lapsed.  The period for which benefits are limited due to suicide is described in the "Suicide" provision and reinstatement of this Policy will not cause the period to re-commence.
If you reinstate this Policy on or within ninety (90) days after Lapse, for the purposes of resuming allocations to the Indexed Account following the effective date of reinstatement, transfers will resume on the first Indexed Account Allocation Date following the effective date of reinstatement.
Policy Values Provisions
This Policy provides Policy values which may be available to you for partial surrender, loans or full surrender. They are also used to calculate your Death Benefit Proceeds.  The following provisions describe how these values are calculated.
Accumulation Value   The Accumulation Value on the Policy Date will be equal to all Net Premium Payments made for this Policy as of the Policy Date, minus the Monthly Deduction for the first Policy Month.  The Accumulation Value of this Policy is the sum of the Fixed Account Value, Separate Account Value, Holding Account Value, Indexed Account Value, and Loan Account Value.  Each of these is defined below.
Additional amounts credited will become part of the Accumulation Value which is subject to charges and deductions.
Fixed Account Value   At any point in time, we adjust the Fixed Account Value by:
a.	adding the amount of the Net Premium Payments allocated or other amounts transferred to the Fixed Account;
b.	subtracting the amount of any transfer(s) from the Fixed Account;
c.	subtracting any portion of the Monthly Deduction deducted;
d.	subtracting any portion of any partial surrender(s) deducted;
e.	subtracting any portion of the surrender charges due to any decrease in Specified Amount;
f.	adding the amount of any Segment Maturity Value transferred from the Indexed Account for Segments that had a zero Segment Monthly Balance at any time during the Segment Duration;
g.	adding any portion of Fixed Loan interest credited;
h.	adding any portion of any Persistency Bonus(es) credited;
i.	adding daily interest credited as explained in the “Interest Credited Under Fixed Account” provision.
Separate Account Value   The Separate Account Value, if any, for any Valuation Period is equal to the sum of the then stated values of all Sub-Account(s) under this Policy.  The stated value of each Sub-Account is equal to:
a.	the number of Variable Accumulation Units, if any, credited or debited to such Sub-Account with respect to this Policy;
b.	multiplied by the Variable Accumulation Unit Value of the particular Sub-Account for such Valuation Period.

At any point in time, we adjust the Separate Account Value by:
a.	adding the amount of the Net Premium Payments allocated or other amounts transferred to the Separate Account;
b.	subtracting the amount of any transfer(s) from the Separate Account;
c.	subtracting any portion of a Monthly Deduction deducted;
d.	subtracting any portion of any partial surrender(s) deducted;
e.	subtracting any portion of the surrender charges due to any decrease in Specified Amount;
f.	adding any portion of any Persistency Bonus(es) credited;
g.	adding any increases or subtracting any decreases as a result of market performance in the Sub-Account(s).
Variable Accumulation Unit Value   Net Premium Payments, or any portion of Net Premium Payments, allocated, or amounts transferred, to each Sub-Account are converted into Variable Accumulation Units by dividing the amount allocated or transferred by the unit value of the applicable Sub-Account on the date of the conversion.
The Variable Accumulation Unit Value for a Sub-Account for any Valuation Period after the inception of the Sub-Account is equal to i. minus ii., divided by iii., where:
i.
is the total value of Underlying Fund shares held in the Sub-Account, (calculated as (a) the number of Underlying Fund shares owned by the Sub-Account at the beginning of the Valuation Period multiplied by (b) the Underlying Fund’s value per share at the end of the Valuation Period, plus (c) any dividend or other distribution of the Underlying Fund made during the Valuation Period);

ii.
is the liabilities of the Sub-Account at the end of the Valuation Period. Such liabilities may include a charge imposed on the Sub-Account, if any, and may also include a charge or credit with respect to any taxes paid or reserved for by the Company that we determine result from the operations of the Separate Account; and

iii.	is the number of Variable Accumulation Units for that Sub-Account outstanding at the beginning of the Valuation Period.
The Variable Accumulation Unit value may increase or decrease from Valuation Period to Valuation Period.
Holding Account Value   At any point in time, we adjust the Holding Account Value by:
a.	adding the amount of the Net Premium Payments allocated or other amounts transferred to the Indexed Account being held in the Holding Account until the next Indexed Account Allocation Date;
b.	subtracting the amount of any transfer(s) from the Holding Account;
c.	subtracting any portion of the Monthly Deduction deducted;
d.	subtracting any portion of any partial surrender(s) deducted;
e.	subtracting any portion of the surrender charges due to any decrease in Specified Amount;
f.	adding daily interest credited as explained in the “Interest Credited Under Holding Account” provision.
Indexed Account Value  The Indexed Account Value is the sum of the value of all open Segments. The value of a Segment at any point in time is equal to:
a.	the amount of any transfer(s) from the Holding Account;
b.	subtracting the amount of any transfer from the Indexed Account;
c.	subtracting any portion of the Monthly Deduction deducted;
d.	subtracting any portion of any partial surrender(s) deducted;
e.	subtracting any portion of the surrender charges due to any decrease in Specified Amount.
Loan Account Value   The Loan Account Value, if any, with respect to this Policy, is the amount of any Fixed Loan(s), including any interest charged on the loan(s), less any amounts as described under the “Loan Repayment” provision taking into account the amounts described in the “Interest Credited Under Loan Account” provision.
Interest Credited Under Fixed Account   We will credit interest to the Fixed Account daily. The interest rate applied to the Fixed Account will never be less than the Guaranteed Minimum Fixed Account Interest Rate shown in the Policy Specifications.  Interest in excess of the guaranteed rate may be applied. Such interest is referred to in this Policy as excess interest and is not guaranteed.  Interest will begin to accumulate as of the date the Net Premium Payment or any value is directed to the Fixed Account.
Interest Credited Under Holding Account   We will credit interest to the Holding Account daily.  The interest rate applied to the Holding Account will be no less than the Guaranteed Minimum Holding Account Interest Rate shown in the Policy Specifications.  Interest in excess of the guaranteed rate may be applied. Such interest is referred to in this policy as excess interest and is not guaranteed.  Interest will begin to accumulate as of the date the Net Premium Payment or any value is directed to the Holding Account.

Interest Credited Under Loan Account   We will credit interest to the Loan Account daily.  The interest rate applied to the Loan Account will never be less than the Guaranteed Minimum Loan Account Credited Interest Rate shown in the Policy Specifications.  Interest in excess of the guaranteed rate may be applied. Such interest is referred to in this Policy as excess interest and is not guaranteed.  Such loan interest amount will be transferred on each Monthly Anniversary Day on the same basis as the most recent Net Premium Payment allocations.
M&E Charge  We will subtract a monthly M&E charge, if any, on a pro rata basis from each Sub-Account as part of the Monthly Deduction. This charge will not exceed the following:
a.	the applicable Monthly Guaranteed Maximum M&E Charge Rate shown in the Policy Specifications;
b.	multiplied by the value of each Sub-Account.
The rate used to calculate this charge is determined by us and guaranteed not to exceed the Guaranteed Maximum M&E Charge Rate shown in the Table of Expense Charges and Fees in the Policy Specifications.  M&E charges are guaranteed not to reduce the Specified Amount you have chosen.
Fees Associated with the Underlying Funds   Underlying Fund operating expenses may be deducted by each Underlying Fund as set forth in its prospectus.
Persistency Bonus   Beginning with the Policy Year shown in the Policy Specifications and on each Monthly Anniversary Day thereafter, we will credit a Persistency Bonus to the Fixed Account and any of the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date the credit is applied.  The Persistency Bonus for a Policy Month is equal to:
a.	the Persistency Bonus Rate as described in the “Persistency Bonus Rate” provision below;
b.	multiplied by the Fixed Account Value plus the Separate Account Value.
Persistency Bonus Rate   The monthly Persistency Bonus Rate is determined by us.  The Persistency Bonus Rate will be no less than the monthly Guaranteed Minimum Persistency Bonus Rate Credited to Fixed Account and Sub-Account(s) shown in the Policy Specifications. We may use rates higher than the guaranteed minimum rates.
Monthly Deduction   Each Policy Month, beginning with the Policy Date and on each Monthly Anniversary Day thereafter, we will subtract the Monthly Deduction from the Accumulation Value.  Except for the M&E Charge, the Monthly Deduction will be subtracted from the following portions of the Accumulation Value first: Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made, unless otherwise agreed to by you and us In Writing.  If insufficient value exists in the Fixed Account and any Sub-Account(s) to cover the cost of the Monthly Deduction, value will be deducted from the Holding Account.  If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in – first out basis until the cost of the Monthly Deduction has been satisfied.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment. The M&E Charge will be subtracted as described in the “M&E Charge” provision. If the Surrender Value is less than the Monthly Deduction for the current Policy Month, and the No-Lapse Test is not met during the No-Lapse Period or the No-Lapse Period has expired, this Policy may enter the grace period as described in the “Grace Period” provision.
The Monthly Deduction for a Policy Month equals:
a.	the Monthly Administrative Fee not to exceed the Guaranteed Maximum Monthly Administrative Fee as described in the Table of Expense Charges and Fees in the Policy Specifications;
b.	plus the M&E Charge as described in the “M&E Charge” provision;
c.	plus the Cost of Insurance as described in the “Cost of Insurance” provision;
d.	plus the monthly cost of any Riders and optional benefits.
Cost of Insurance   This Policy’s monthly Cost of Insurance will be equal to (a) multiplied by the result of (b) minus (c), where:
(a)	is the applicable Cost of Insurance Rate as described in the “Cost of Insurance Rates” provision below;
(b)	is the death benefit at the beginning of the Policy Month, divided by the Net Amount at Risk Discount Factor shown in the Policy Specifications, divided by one thousand (1,000); and
(c)
is the Accumulation Value at the beginning of the Policy Month after the deduction of the Monthly Administrative Fee and the M&E Charge but prior to the deduction for the monthly Cost of Insurance, divided by one thousand (1,000).

Cost of Insurance Rates  The monthly Cost of Insurance Rates are determined by us by Class and Redetermination Class. The Cost of Insurance Rates will not exceed the rates described in the Policy Specifications. We may use rates lower than the guaranteed maximum rates.
Basis of Values   Minimum Policy values are based on the guaranteed minimum and maximum rates/amounts shown in the Policy Specifications.  The values of this Policy are at least equal to the minimum required by law.  If required, a detailed statement of the method used to determine Policy values and reserves has been filed with the state in which this Policy is delivered.
Changes to Non-Guaranteed Elements (NGEs)   Subject to the guaranteed maximums and guaranteed minimums shown in this Policy, we may change (also known as redetermine) the NGEs that apply to your Policy.  We will not make any changes to these NGEs in order to distribute past gains or recoup past losses. We have no obligation to adjust the NGEs although in our discretion we may choose to do so.
If we make a change to the Cost of Insurance Rate(s), M&E Charge(s), Premium Load(s), or Monthly Administrative Fee(s), we will use Redetermination Classes to make those changes.  Such changes can be made in consideration of one or more future anticipated or emerging experience factors which may include, but are not limited to: mortality, interest rates, investment earnings, persistency, expenses (including reinsurance costs and taxes), policy funding, net amount at risk, loan utilization, capital requirements, and reserve requirements. Any change will apply consistently to all policies of the same Redetermination Class.
If we make a change to the interest rate used to credit the Fixed Account, interest rate used to credit the Holding Account, Persistency Bonus Rate, or interest rate used to credit the Loan Account, we will use Redetermination Classes to make those changes. Such changes can be made in consideration of one or more items which may include, but are not limited to: mortality, general market conditions, investment earnings, persistency, expenses (including reinsurance costs and taxes), policy funding, net amount at risk, loan utilization, capital requirements, and reserve requirements.  Any change will apply consistently to all policies of the same Redetermination Class.
Separate Account Provisions
Separate Account   You may allocate your Net Premium Payments and Accumulation Value (except for Holding Account Value, Indexed Account Value, and Loan Account Value) to the Sub-Account(s), which are divisions of the Separate Account shown in the Policy Specifications.  The Separate Account was established by a resolution of our Board of Directors as a "separate account" under the insurance law of our state of domicile. The Separate Account under which there are Sub-Accounts is registered as a unit investment trust under the 1940 Act.  The assets of the Separate Account (except assets in excess of the reserves and other contract liabilities of the Separate Account) will not be chargeable with liabilities arising out of any other business conducted by us. The income, gains or losses from the Separate Account’s assets will be credited or charged against the Separate Account without regard to the income, gains or losses of the Company.  Separate Account assets are owned and controlled exclusively by us, and we are not a trustee with respect to such assets.
We may change the investment policy of the Separate Account at any time. If required by the Insurance Commissioner, we will file any such change for approval with the Department of Insurance in our state of domicile, and in any other state or jurisdiction where this Policy is delivered.
Sub-Accounts   The Separate Account is divided into Sub-Accounts.  The assets of each Sub-Account will be invested fully and exclusively in shares of the appropriate Underlying Fund for such Sub-Account. The investment performance of each Sub-Account will reflect the investment performance of the appropriate Underlying Fund.  For each Sub-Account, we will maintain Variable Accumulation Units as a measure of the investment performance of the Underlying Fund shares held in such Sub-Account. We may add or delete Sub-Accounts at any time.
Investments of the Sub-Accounts  All amounts allocated or transferred to a Sub-Account will be used to purchase shares of the appropriate Underlying Fund. Each Underlying Fund will at all times be registered under the 1940 Act as an open-end management investment company.  After due consideration of appropriate factors, we may eliminate or substitute Underlying Funds in accordance with the “Underlying Fund Withdrawal and Substituted Securities” provision. Any and all distributions made by an Underlying Fund will be reinvested in additional shares of that Underlying Fund at the Underlying Fund’s value per share. Deductions by us from a Sub-Account will be made by redeeming a number of Underlying Fund shares at the Underlying Fund’s value per share equal in total value to the amount to be deducted.
Investment Risk  Underlying Fund share values fluctuate, reflecting the risks of changing economic conditions and the ability of an Underlying Fund's investment adviser or sub-adviser to manage that Underlying Fund and anticipate changes in economic conditions. You bear the entire investment risk of gain or loss of the Separate Account assets under this Policy.

Underlying Fund Withdrawal and Substituted Securities   If a particular Underlying Fund ceases to be available for investment, or if we determine that further investment in a particular Underlying Fund is not appropriate in view of the purposes of the Separate Account (including without limitation that it is not appropriate in light of legal, regulatory or federal income tax considerations), we may withdraw that particular Underlying Fund as a possible investment under the Separate Account and may substitute shares of a new or different Underlying Fund for shares of the withdrawn Underlying Fund. We will obtain any necessary regulatory or other approvals prior to taking this action. We may make appropriate Endorsements to this Policy to the extent reasonably required to reflect any withdrawal or substitution.
Holding Account Provisions
Holding Account   Any portion of a Net Premium Payment allocated to the Indexed Account and all funds for transfer to the Indexed Account will first be deposited into the Holding Account.  On each Indexed Account Allocation Date, the Holding Account Value will be transferred to the Indexed Account in accordance with your Account Allocation instructions or Maturing Segment Allocation instructions.  The Holding Account Value is determined as described in the “Holding Account Value” provision.  We will credit interest daily to the Holding Account as shown in the Policy Specifications.
Indexed Account Provisions
Indexed Account and Indexed Account Option(s)   The Indexed Account is part of the Company’s General Account assets and consists of Indexed Account Option(s) that are eligible for interest based on an outside Index (“Indexed Credits”) subject to the terms of this Policy.  This Policy provides for one or more Indexed Account Option(s). Indexed Account Option(s) available under your Policy as of the Policy Date are shown in the Indexed Account Option Specifications section of the Policy Specifications.  We reserve the right, in our sole discretion, to add one or more Indexed Account Options.  We also reserve the right, in our sole discretion, to withdraw one or more Indexed Account Option(s), but at least one Indexed Account Option will be available to you.  If an Indexed Account Option is added or withdrawn, we will send Notice to you.
If the Indexed Account becomes subject to registration under the Securities Act of 1933, we reserve the right, in our sole discretion, to terminate the Indexed Account.  In such case, any money in a Segment will be moved to the Fixed Account and you will not be allowed to make any transfers to the Indexed Account.  We will send Notice to you if the Indexed Account is terminated and request Premium Allocation instructions.
Indexed Account   The Indexed Account is a part of the Company’s General Account and consists of Indexed Account Option(s) that are eligible for interest based on an outside Index subject to the terms of this Policy.  Interest is credited at a rate not less than the Guaranteed Minimum Annual Interest Rate Credited to a Maturing Segment as shown in the Policy Specifications.
Indexed Account Non-Guaranteed Elements (Indexed Account NGEs)   Any Indexed Account element within this Policy that affects the costs or values of the Policy and which may be changed at our discretion after this Policy is issued. Indexed Account NGEs are as defined in each Indexed Account Option Specifications section of the Policy Specifications.
Indexed Account Option(s)   An allocation option available under the Indexed Account.  The Indexed Account Option(s) available as of the Policy Date are shown in the Indexed Account Option Specifications section of the Policy Specifications.
Discontinuation of or Substantial Change to an Index   If an Index is discontinued, or if an Index calculation changes substantially, we will select an alternative Index and will send Notice to you and any assignee.
Segment   Each time a transfer is made from the Holding Account to the Indexed Account a new Segment is created. The new Segment is credited with any Index Credits on the Segment Maturity Date.  An open Segment is a Segment that has not yet reached its Segment Maturity Date.  You may establish more than one Segment on the same date if we provide more than one Indexed Account Option.  Please refer to the Indexed Account Option Specifications section(s) of the Policy Specifications for detailed information regarding the calculation of Index Credits.
Segment Date   The date a Segment is created.  Each Segment has its own Segment Date.  Segment Months, Segment Durations, and Segment Maturity Dates are measured from this date.  If a Segment Date, Segment Month, or Segment Maturity Date coincides with a weekend, customary holiday, or a date on which the New York Stock Exchange is closed, the value of the Index associated with that Segment at the close of the next Business Day will be used.

Transfer Privilege Provisions
Transfer Privilege   At any time while this Policy is In Force, other than during the “Right to Examine Period,” you have the right to transfer amounts among the Fixed Account and Sub-Account(s) available under this Policy and from the Fixed Account and Sub-Account(s) to the Indexed Account, subject to the “Rights of Owner” provision.  Transfers from the Indexed Account can only be made on an Indexed Account Allocation Date through the Maturing Segment Allocation instructions that you have provided.  All transfers are subject to the following:
a.	Transfers may be made by Request, subject to our consent. Our consent is revocable upon Notice to you.
b.
Transfer Requests must be received in a form acceptable to us at the Administrator Mailing Address prior to the time of day set forth in the prospectus and on a Valuation Day in order to be processed on the date the request is received; otherwise, the transfer will be processed on the next Valuation Day.

c.	We will not be responsible for (1) any liability for acting in good faith upon any transfer instructions given by internet or telephone, or (2) the authenticity of such instructions.
d.	A single transfer Request may consist of multiple transactions.
e.	The amount being transferred may not exceed the maximum transfer amount limit, if any then in effect as established by an Underlying Fund to which you have premium allocated.
f.	The amount being transferred may not be less than the Minimum Transfer Amount shown in the Policy Specifications unless the entire value of the Fixed Account or Sub-Account is being transferred.
g.
Any value remaining in the Fixed Account or a Sub-Account following a transfer may not be less than the Minimum Remaining Value of the Fixed Account or any Sub-Account(s) After a Transfer as shown in the Policy Specifications.

h.
Transfers involving Sub-Account(s) will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit Values of the applicable Sub-Account for the Valuation Period during which the transfer is effective.  Transfers involving Sub-Accounts will be subject to such additional terms and conditions as may be imposed by the corresponding Underlying Funds.

i.	Transfers from the Fixed Account and Sub-Account(s) to the Indexed Account are subject to the Initial Indexed Account Allocation Threshold Amount as shown in the Policy Specifications.
j.	Transfers cannot be made from an open Segment.
k.	We reserve the right to restrict the ability to reallocate all or part of a Segment Maturity Value to Sub- Account(s).
Transfer Fees   We reserve the right to charge a fee for each transfer request in excess of the Policy Year’s maximum number of transfers as shown in Policy Specifications.  The Transfer Fee will not exceed the Transfer Fee shown in the Table of Expense Charges and Fees of the Policy Specifications.  Transfer fees may be deducted on a pro-rata basis from the Fixed Account and/or Sub-Account(s) from which the transfer is being made. Transfers from Indexed Account matured segments do not count against free transfers available.
Transfers From the Fixed Account   Transfers from the Fixed Account will not be made prior to the first Policy Anniversary except as provided under the Dollar Cost Averaging or Automatic Rebalancing programs.  The amount of all transfers in any Policy Year will not exceed the amount shown under the Limitations on Transfers from the Fixed Account in the Policy Specifications.  We reserve the right to waive this limit.
Transfers From a Sub-Account   Transfers which request that amounts be transferred from one or more Sub-Account(s) may be:
a.	refused if the Underlying Fund refuses a transfer request from us; or
b.	restricted or prohibited, based upon instructions received from the Underlying Fund as a result of the review of information about your trading activity which we have provided to the Underlying Fund.
Change of Terms and Conditions  We reserve the right to change the terms and conditions of the “Transfer Privilege Provisions” in response to changes in legal or regulatory requirements.  Further, we reserve the right to limit or modify transfers that may have an adverse effect on other Policy Owners.  Transfer rights may be restricted in any manner or terminated until the beginning of the next Policy Year if we determine that your use of the transfer right may disadvantage other Policy Owners.

Surrender Provisions
Surrender   Upon Request, you may surrender this Policy for its Surrender Value while this Policy is In Force and the Insured is living. Surrender of this Policy is effective on the Valuation Day we receive both this Policy and your Request for surrender. All coverage under this Policy will terminate upon surrender for its Surrender Value.  The payment of a full surrender prior to the Segment Maturity Date will result in the Guaranteed Minimum Annual Interest Rate Credited to a Maturing Segment being applied on a prorated basis to an open Segment on the date of surrender.
The Surrender Value will be paid in a lump sum unless you choose a settlement option we make available.  Any deferment of payments will be subject to the “Deferment of Payments” provision.
Surrender Charges  If you submit a Request for either a full surrender of this Policy or a decrease in Specified Amount, a charge will be assessed using the Table of Surrender Charges shown in the Policy Specifications, subject to the conditions described in the provisions below.
An additional schedule of surrender charges will apply to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such increased Specified Amounts, the amount of the increase will be considered a new Initial Specified Amount.
Charge for Decrease in Specified Amount  For decreases in Specified Amount, excluding full surrender of this Policy, the surrender charge, if any, will be calculated as described in the Table of Surrender Charges in the Policy Specifications.
The amount of any charge for a decrease in Specified Amount will be deducted from the Fixed Account and any Sub- Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.  If insufficient value exists in the Fixed Account and any Sub-Account(s) to cover the charge for a decrease in Specified Amount, value will be deducted from the Holding Account.  If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in – first out basis until the cost of the charge for decrease in Specified Amount has been satisfied.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.
We may limit your Requests for decreases in Specified Amount to the extent there is insufficient Surrender Value to cover the necessary charges.
Surrender Charge for Full Surrender  Upon full surrender of this Policy, the surrender charge equals:
a.	the entire amount shown in the Table of Surrender Charges in the Policy Specifications;
b.	multiplied by one minus the percentage of Initial Specified Amount for which a surrender charge was previously assessed, if any.
In no event will the charge assessed upon a full surrender exceed the then current Accumulation Value less any Debt.
A new schedule of surrender charges will apply with respect to each increase in Specified Amount. For purposes of calculating charges for full surrenders of, or decreases in, such Specified Amount increases, the amount of the increase will be considered a new "Initial Specified Amount."
Partial Surrender (i.e. Withdrawal)   Upon Request and subject to our consent, you may make a partial surrender from this Policy on any Valuation Day while this Policy is In Force. Our consent is revocable upon Notice to you. Any deferment of payment of a partial surrender will be subject to the “Deferment of Payments” provision.
The amount of the partial surrender requested is subject to the Amount of Partial Surrenders as shown in the Policy Specifications.
The Specified Amount remaining after the partial surrender must be greater than the Minimum Specified Amount shown in the Policy Specifications. The amount of the partial surrender will be withdrawn from the Fixed Account and/or Sub- Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made.  If insufficient value exists in the Fixed Account and any Sub-Account(s) to cover the partial surrender, value will be deducted from the Holding Account.  If insufficient value exists in the Holding Account, value will be deducted from the most recently opened Segment in the Indexed Account and will continue in successive order on a last in – first out basis until the amount of the partial surrender has been satisfied.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.
Any surrender from Sub-Account(s) will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which each Sub-Account is reduced. The cancellation of such units will be calculated using the Variable Accumulation Unit Value of each Sub-Account determined at the close of the Valuation Period during which the surrender is effective.

Effect of Partial Surrenders on Accumulation Value and Specified Amount   As of the end of the Valuation Day on which there is a partial surrender, the Accumulation Value will be reduced by the amount of the partial surrender.
If Death Benefit Option 1 is in effect, the Death Benefit Proceeds will be reduced.  The Specified Amount may also be reduced.  The amount of the reduction will be equal to the greater of:
a.	zero; or
b.	an amount equal to the amount of the partial surrender minus the greater of i) zero or ii) the result of {(1) minus (2)} divided by (3), where:
(1)
is an amount equal to the Accumulation Value on the Valuation Day immediately prior to the partial surrender multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications;

(2)	is the Specified Amount immediately prior to the partial surrender; and
(3)	is the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications.
If Death Benefit Option 2 is in effect, the Death Benefit Proceeds will be reduced by the amount of the partial surrender. The Specified Amount will not be reduced.
If Death Benefit Option 3 is in effect, the Accumulated Premium and the Death Benefit Proceeds will be reduced by the amount of the partial surrender. If the amount of the partial surrender exceeds the Accumulated Premium, the Specified Amount will be reduced by the excess amount.
Loan Provisions
Loans   If this Policy has Surrender Value available, we will grant a loan against the Policy provided:
a.	a loan agreement is properly executed; and
b.	you make a satisfactory assignment of this Policy to us. The Surrender Value of this Policy serves as the sole security for the loan.
There are two loan options available, a Fixed Loan or a Participating Loan.  When you submit a request for a loan, you must elect either a Fixed Loan or a Participating Loan option.  If there is an existing loan on your Policy and you submit a Request for an additional loan, the new loan will be the same option as the existing loan unless you submit a Request to switch loan options.  If you choose to switch loan options, the existing and new loans will be the new loan option elected.
A Fixed Loan may be for any amount up to the then current Surrender Value.  A Participating Loan may be for any amount up to the lesser of the current Surrender Value or the Accumulation Value allocated to the Holding Account and Indexed Account.
We reserve the right to limit the amount on any loan to ninety percent (90%) of the current Surrender Value.  The amount borrowed will be paid within seven (7) calendar days of our receipt of your loan Request, except as specified in the “Deferment of Payments” provision.
Surrender Value enhancements provided under any Rider that may be attached to your Policy are not included in the amounts available for a loan.
The Minimum Loan Amount is shown in the Policy Specifications.
Fixed Loan   We will withdraw an amount equal to the Fixed Loan from the Fixed Account and/or the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s), unless you instruct us otherwise by Request.  Such amounts will become part of the Loan Account.  If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account.  Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in – first out basis.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.  The outstanding loan balance at any time includes accrued interest on the Fixed Loan.
If an amount is transferred out of the Indexed Account for a Fixed Loan and within a twelve (12) month period from the date of that transaction, either a premium payment or loan repayment is made, we reserve the right to:
a.	allocate the Net Premium Payment and/or loan repayment to the Fixed Account, and
b.	restrict transfers from the Fixed Account and/or the Sub-Account(s) into the Holding Account for allocation to the Indexed Account.

Participating Loan   A loan against the Holding Account Value and Indexed Account Value where an amount equal to the Debt remains in the Holding Account and Indexed Account as allocated at the time the loan is taken, and not transferred to the Loan Account.  The amount available for a Participating Loan is determined as the lesser of:
a.	this Policy’s Surrender Value; or
b.	the sum of the Holding Account Value plus Indexed Account Value.
You cannot apply any portion of a Participating Loan payment to this Policy as Net Premium Payment for allocation to the Sub-Account(s).
Loan Account   An amount equal to the amount of any Fixed Loan will be transferred out of the Fixed Account and/or Sub-Account(s), and if necessary from the Holding Account and the Indexed Account as described in the “Fixed Loan” provision above, and into the Loan Account.  Interest will be credited to the Loan Account as described in the “Interest Credited Under Loan Account” provision.  Please refer to the “Loan Account Value“ provision.
Interest Rate Charged on Fixed Loan   Interest charged on the Fixed Loan will be at an annual rate as shown in the Policy Specifications, payable in arrears. Interest charged on the Fixed Loan accrues daily and is payable annually on each Policy Anniversary or as otherwise agreed to In Writing by you and us. If you do not pay the interest when it is due, the loan interest amount will be transferred out of the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) and into the Loan Account.  If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account.  Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in – first out basis.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.
Interest Rate Charged on Participating Loan   Interest charged on the Participating Loan will be at an annual rate as shown in the Policy Specifications, payable in arrears.  Interest charged on the Participating Loan accrues daily and is payable annually on each Policy Anniversary.  If you do not pay the interest when it is due, we will add the amount of interest to the loan.
Loan Repayment   Debt may be repaid at any time while this Policy is In Force. Any loan repayment must be equal to or greater than the lesser of (a) the Minimum Loan Repayment Amount shown in the Policy Specifications; or (b) the amount of the outstanding Debt.  Every payment to us on this Policy will be considered a premium payment unless clearly marked for loan repayment or for payment of loan interest.  Loan repayments are not subject to the Premium Load as shown in the Policy Specifications.  For a Participating Loan, Debt will be reduced by the amount of the loan repayment.
For a Fixed Loan, the Debt and the Loan Account Value will be reduced by the amount of any loan repayment.  Any repayment of Debt, other than loan interest, will be allocated to the Fixed Account and/or Sub-Account(s), and/or Indexed Account in the same proportion in which Net Premium Payments are currently allocated.
Debt   A loan against this Policy, unless repaid, will have an effect on the Surrender Value. A loan reduces the then Surrender Value while repayment of a loan increases the Surrender Value. Any Debt at time of settlement will reduce the Death Benefit Proceeds payable under this Policy.
If at any time the total Debt against this Policy, including interest accrued but not due, equals or exceeds the then current Accumulation Value less any applicable surrender charge, this Policy will enter the grace period as described in the “Grace Period” provision.
Annual Rebalancing of Holding Account and Indexed Account Due to Participating Loan   On each Policy Anniversary, if Debt is greater than the Holding Account Value and Indexed Account Value, amounts will be withdrawn from the Fixed Account and any Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) and transferred to the Holding Account until Debt equals the Holding Account Value and Indexed Account Value.
Converting from One Loan Option to the Other   A conversion from one loan option to the other can be done only once in a twelve-month period and only after twelve (12) months have elapsed from the date of the most recent loan, and the entire loan must be converted.  When a loan is converted, interest will be charged at the interest rate in effect for the current loan option until the date of the conversion.  From the date of conversion, interest is charged at the interest rate in effect under the new loan option.
Participating Loan to Fixed Loan Conversion   On the day the Participating Loan is converted to a Fixed Loan, an amount equal to the loan principal will be transferred from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) into the Loan Account.

If the Fixed Account and Sub-Account(s) do not have sufficient value, additional value will be transferred out of the Holding Account and out of the Indexed Account.  Any amount transferred from the Indexed Account will be from the most recently opened Segment(s) and will continue in successive order on a last in – first out basis.  If multiple Segments were opened on the same Indexed Account Allocation Date, a prorated portion will be taken from each Segment.
Fixed Loan to Participating Loan Conversion   Unless otherwise agreed to by you and us, when a Fixed Loan is converted to a Participating Loan, the Loan Account Value will be transferred to the Indexed Account according to the Indexed Account Allocations that you have provided.
General Provisions
Annual Report  We will send you a report at least once a year without charge showing the activity of this Policy for the past Policy Year. The report will show:
a.	the Accumulation Value as of the reporting date;
b.	premiums paid, interest and amount credited to the Accumulation Value since the last report;
c.	the current death benefit;
d.	the current Policy values;
e.	any Premium Load, Administrative Fees, Monthly Deductions, Cost of Insurance, and partial surrenders deducted since the last report;
f.	outstanding Debt.
This report will also include any other information required under the laws and regulations of the state in which this Policy is delivered.
Compliance with the Internal Revenue Code   This Policy is intended to qualify as life insurance under the Internal Revenue Code.  The Death Benefit Proceeds provided by this Policy are intended to qualify for the tax treatment accorded to life insurance under federal law. If at any time the premium paid under this Policy exceeds the amount allowable for such qualification, we will refund the premium to you with interest within sixty (60) days after the end of the Policy Year in which the premium was received. The interest rate used on any refund will be the excess premium's pro rata rate of return on the contract (if greater than zero) until the date we send Notice to you that the excess premium and the earnings on such excess premium have been removed from this Policy.  Any interest may be taxable to you.
We reserve the right to increase the death benefit (which may result in larger charges under this Policy) or to take any other action deemed necessary to maintain this Policy’s compliance with the federal tax definition of life insurance. We also reserve the right to refuse to make any change in the Specified Amount or any other change if such change would cause this Policy to fail to qualify as life insurance under the Internal Revenue Code.
Deferment of Payments  Any amounts payable as a result of loans, full surrender, or partial surrenders (i.e. withdrawals) will be paid within seven (7) calendar days after we receive your Request.  However, payment of amounts from the Sub-Account(s) may be postponed until the next Valuation Day. Additionally, we reserve the right to defer the payment of such amounts from the Fixed Account, Holding Account, and Indexed Account for up to six (6) months from the date we receive your Request. During any such deferred period, the amount payable will bear interest as required by law. However, a loan or partial surrender for payment of premium to us will not be deferred.
Modified Endowment  Only with your Election, provided at the time of application or a later date, will this Policy be allowed to become a modified endowment contract under the Internal Revenue Code. Otherwise, if at any time the premiums paid under this Policy exceed the limit for avoiding modified endowment contract status under Section 7702 of the Internal Revenue Code, we will refund the excess premium to you with interest within sixty (60) days after the end of the Policy Year in which the premium was received. The interest rate used on any refund will be a rate of interest that we declare from time to time.  Any interest may be taxable to you.

Payment of Proceeds  “Proceeds” mean the amount payable:
a.	upon the full surrender of this Policy; or
b.	upon the Insured’s death.
Upon the Insured’s death, while this Policy is still In Force, the Proceeds payable will be the Death Benefit Proceeds. Such Death Benefit Proceeds are payable subject to our receipt of Due Proof of Death of the Insured.  If the Insured dies within the grace period, we will deduct any overdue Monthly Deductions from the Death Benefit Proceeds plus interest, if applicable.
If this Policy is surrendered before the Insured’s death, the Proceeds payable upon full surrender will be the Surrender Value.
The Proceeds payable under this Policy are subject to the adjustments described in the following provisions:
a.	“Misstatement of Age or Sex”;
b.	“Incontestability”;
c.	“Suicide”;
d.	“Effect of Partial Surrenders on Accumulation Value and Specified Amount”;
e.	“Grace Period”;
f.	“Debt”; and
g.	“Premium Refund at Death.”
We may require return of this Policy when Death Benefit Proceeds are paid. Proceeds will be paid in a lump sum unless you choose a settlement option we make available.
Projection of Benefits and Values   Upon your Request, we will provide a projection of illustrative future Death Benefit Proceeds and Policy values (an “illustration”) once a year without charge.  Additional projections are available at any time upon your Request. If you submit a Request for more than one projection in a year, we reserve the right to charge a reasonable fee for each additional projection.
Effect of Policy on Riders Provisions
Effect of Policy on Riders   Any reference to the following terms contained in any Rider attached to this Policy will be modified as follows:
a.	"Variable Account" will mean "Separate Account" as defined in this Policy;
b.	"Date of Issue" will mean "Policy Date" as defined in this Policy;
c.	“Schedule 1” will mean “Table of Surrender Charges shown in the Policy Specifications”; and
d.	"Schedule 4" will mean "Corridor Percentages Table shown in the Policy Specifications."
If any of the following Riders or Endorsements are attached to this Policy, the Riders and Endorsements will be amended as follows:
Accelerated Benefits Rider: “Cash Value” will mean “Accumulation Value” as defined in this Policy. In addition, item (4) of the “Termination” provision is revised to read “Upon the Insured’s Attained Age 121.”
Change of Insured Benefit Rider: “Net Accumulation Value” will mean “Surrender Value” as defined in this Policy.
Effect of Riders on Policy Provisions
Effect of Riders on Policy Provisions   If any Riders are attached to and made part of this Policy, Policy provisions and definitions may be impacted, including those concerning premiums, Policy values, and termination of coverage.  PLEASE READ YOUR POLICY AND RIDERS CAREFULLY.

Settlement Options
Payment  When the Insured dies while this Policy is In Force, the Death Benefit Proceeds may be paid in a lump sum or left with us for payment under a settlement option that we make available.
You may make, change or revoke an Election at any time prior to the Insured’s death.  Following the Insured’s death, a Beneficiary may elect an option if you have not elected one or if Death Benefit Proceeds are payable in one sum. A Beneficiary will always have the option to receive a lump sum payment, but otherwise may make a change in payment under a settlement option you elect only if you provided for it in your Election.
A change of Beneficiary automatically cancels a previous Election of a settlement option.
If this Policy is assigned, the assignee’s portion of Death Benefit Proceeds will be paid in one sum. Any balance of Death Benefit Proceeds may be applied under a settlement option.
The amount applied under an option for the benefit of any Beneficiary must be at least $2,500.00.  The amount of each payment under an option must be at least $25.00.
If Death Benefit Proceeds are payable to an executor, administrator, trustee, corporation, partnership or association, payment will be in one sum unless we agree to payment under a settlement option.
Claims of Creditors   The Death Benefit Proceeds and any income payments under this Policy will be exempt from the claims of creditors to the extent permitted by law.

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The Lincoln National Life Insurance Company

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY WITH OPTIONAL INDEXED FEATURES
Death Benefit Proceeds are payable upon the Insured’s death while this Policy is In Force. Investment results are reflected in Policy benefits.  The Surrender Value is payable upon surrender of this Policy.  Flexible premiums are payable to the earlier of the Insured’s Attained Age 121 or the Insured’s death. Planned Premium payments and additional Riders and/or benefits are shown in the Policy Specifications.  Accumulation Value allocated to the Indexed Account may be affected by an external Index; however, the Indexed Account does not directly participate in any stock or equity investment.  This Policy is non-participating; it is not eligible for dividends.